Exhibit 99.1

CONTACT:

The Boyds Collection, Ltd.

Joseph E. Macharsky, Chief Financial Officer

717-633-9898 x2151

THE BOYDS COLLECTION ANNOUNCES EXECUTION OF WAIVER UNDER CREDIT AGREEMENT

Gettysburg, PA—(BUSINESS WIRE)—October 4, 2005—The Boyds Collection Ltd. (NYSE:FOB), a leading designer and manufacturer of unique, whimsical and “Folksy With AttitudeSM” gifts and collectibles, announced that on October 3, 2005, The Boyds Collection, Ltd. (the “Company”) entered into a waiver agreement (the “Waiver”) in connection with the Credit Agreement dated as of February 23, 2005 (as it may have been heretofore amended, the “Credit Agreement”) by and between D.E. Shaw Laminar Portfolios, L.L.C. and Bank of America, N.A. (each a “Lender” and collectively, the “Lenders”) and Bank of America, N.A., as initial L/C Issuer and administrative agent.   D.E. Shaw Laminar Portfolios, L.L.C. became a Lender under the Credit Agreement pursuant to assignment agreements.  The Lenders believe, and the Company confirms, that events of default have occurred under the Credit Agreement and are continuing, or will occur at some time in the future as a result of the Company’s inability to comply with the financial covenants contained in Section 7.6 of the Credit Agreement (collectively referred to herein as the “Existing Defaults”).  The Waiver provides for, among other things, the Lenders’ temporary forbearance from exercising remedies on account of such Existing Defaults.   No separate cash consideration was paid by the Company to the Lenders in consideration for the Waiver, however, pursuant to the terms of the Waiver, future interest will accrue at the default rate under the Credit Agreement.  The Company remains in discussions with the Lenders regarding a comprehensive plan to modify or otherwise restructure the Company’s existing debt obligations.

About The Boyds Collection, Ltd.

The Boyds Collection, Ltd. is a leading designer and manufacturer of unique, whimsical and “Folksy With AttitudeSM” gifts and collectibles, known for their high quality and affordable pricing.  The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania and Pigeon Forge, Tennessee — “The world’s most humongous teddy bear store.” Founded in 1979, the Company was acquired by Kohlberg Kravis Roberts & Co. (KKR) in 1998 and is traded on the NYSE under the symbol FOB.  Information about Boyds can be found at www.boydsstuff.com.